Exhibit 23(a)


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Indiana Michigan Power Company, on Form S-3 of our report dated February 21, 2003 (May 14, 2003 as to Note 16), appearing in the Current Report on Form 8-K dated May 14, 2003, of Indiana Michigan Power Company and subsidiaries (which expresses an unqualified opinion and includes an explanatory paragraph referring to the realignment of segments for financial reporting purposes), and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Our audit of the financial statements referred to in our aforementioned report also included the consolidated financial statement schedule of Indiana Michigan Power Company and subsidiaries, listed in Item 15 in the Annual Report on Form 10-K of Indiana Michigan Power Company and subsidiaries for the year ended December 31, 2002. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.



Deloitte & Touche, LLP
Columbus, Ohio
September 19, 2003